EXHIBIT 99.1

General Employment Enterprises, Inc., 184 Shuman Blvd., Suite 420, Naperville, IL  60563,
(630) 954-0400

FOR IMMEDIATE RELEASE:	May 22, 2014

General Employment Enterprises, Inc. Appoints Jack Zwick of Zwick & Banyai, PLLC to Board of Directors’ Audit Committee

NAPERVILLE, IL, May 22, 2014 - General Employment Enterprises, Inc. (NYSE MKT: JOB) (the "Company" or “General Employment”) today is pleased to announce that the Company has appointed Jack Zwick, certified public accountant and a founding member of Zwick & Banyai, PLLC, certified public accountants, to its Board of Directors Audit Committee, effective May 20, 2014.

Jack Zwick’s firm, Zwick & Banyai, PLLC, is the Detroit office of IAPA which has member firms throughout the world. He began his career in public accounting in 1958 in Detroit where he worked with local firms in New York and Detroit until 1969 at which point he joined the international accounting firm of Laventhol & Horwath. Mr. Zwick is a former managing partner of Laventhol & Horwath's metropolitan Detroit office. The firm was the seventh largest firm in the country.  He holds CPA certificates in Michigan and New York.  He was promoted to partner at Laventhol & Horwath in 1973. Mr. Zwick became the managing partner of the Detroit office in 1982.  He was also an executive director with Grant Thornton (an international CPA firm).

Over the years, Mr. Zwick has served clients in many industries, focusing on real estate, manufacturing, pharmaceutical, theatre, concert, recreation, sports franchises, depleting assets, hospitality, and service organizations. As an account administrator and a managing partner, he has worked with clients in a wide variety of areas, ranging from accounting and auditing services, and SEC work which included initial public offerings of corporations and public limited partnerships, to tax consulting and litigation support.

Mr. Zwick holds a Bachelor of Arts degree in Accountancy and a Master of Science in Taxation (a specialty within the MBA program) from Wayne State University.  He has also taken many applied mathematics and economic courses in graduate school.  He is a member of the American Institute of Certified Public Accountants; the Michigan Association of Certified Public Accountants; and past Chair of the City of Southfield Zoning Board of Appeal.

Experienced in dealing with audit committees since they were required, as the audit partner, Mr. Zwick has served on several public company boards including Health-Chem Corporation, (a public company), and First China Pharmaceutical Group, Inc. (FCPG), Solar Energy Initiatives Corporation (SNRY) and Xcel Mobility (XCLL), where he was Chairman of the Audit Committee. Currently, he is the CFO and a member of the Board of Car Charging Group, Inc. (CCGI). He is the past Vice President of the Florida Panthers of the National Hockey League.  His firm is a member of the PCAOB  and  Zwick & Banyai, PLLC are auditors for several public companies.

Jack Zwick commented, “I look forward to being part of the team to help General Employment Enterprises, Inc. grow.  This Company is more than a product, they give clients a chance to get a job that helps them achieve their dreams and the dignity of earning a living.”
Andrew Norstrud, Chief Executive Officer of General Employment, commented, “Jack Zwick is not only well versed in accounting, auditing, and SEC work, but also has a wealth of experience serving on the board of several public companies including his current positions at Car Charging Group. To have someone of his caliber and passion on our Board’s Audit Committee especially at this juncture is critical. Our growth strategy requires it. We’re thrilled to welcome him to the Board and have his valuable input and advice as we execute on moving forward.”

COMPANY:  General Employment Enterprises, Inc.

CONTACT:   Andrew J. Norstrud

Chief Executive Officer
Phone: (813) 769-3580
Fax: (630) 954-0595
E-mail: andrew.norstrud@genp.com

Howard Gostfrand
Investor Relations
American Capital Ventures
Phone: (305) 918-7000
Email: info@amcapventures.com

About General Employment

General Employment Enterprises, Inc. was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in two industry segments, providing professional staffing services and light industrial staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.